Exhibit 5

CRAVATH, SWAINE & MOORE
[New York Office]

(212) 474-1000

September 5, 2001

Milacron Inc. 1997 Long-Term Incentive Plan
Registration Statement on Form S-8

Ladies and Gentlemen:

      We have acted as special counsel for Milacron Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933 on Form S-8 (the “Registration Statement”) of 2,400,000 shares of Common Stock, par value $1.00 per share, of the Company (the “Common Stock”), issuable upon the exercise of stock options or pursuant to performance share grants or restricted stock grants under the Milacron Inc. 1997 Long-Term Incentive Plan (the “Plan”).

      In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Restated Certificate of Incorporation of the Company, as amended, (b) the By-laws of the Company, as amended; (c) resolutions adopted by the Board of Directors of the Company on February 7, 1997, February 4, 2000, and July 26, 2001 and (d) the Plan.

      Based on the foregoing, we are of opinion as follows:

      (1) Based solely on a certificate from the Secretary of State of the State of Delaware, the Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

      (2) The shares of Common Stock which may be issued or delivered upon exercise of stock options that may be granted under the Plan, assuming, except as to treasury shares, that the per share option price is at least equal to the par value of the Common Stock, will be, when issued or delivered upon exercise of such option, validly issued, fully paid and nonassessable.

      (3) The shares of Common Stock which may be issued or delivered pursuant to performance share grants or restricted stock grants under the Plan, assuming, except as to treasury shares, that the per share consideration is at least equal to the par value of the Common Stock, will be, when issued or delivered pursuant to the Plan, validly issued, fully paid and nonassessable.

      We are admitted to practice in the State of New York, and we express no opinion as to any matter governed by any law other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

      We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Cravath, Swaine & Moore

Milacron Inc.
      2090 Florence Avenue
             Cincinnati, OH 45206-2425